Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2010 OPERATING RESULTS
NEW ALBANY, OHIO, February 16, 2011 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $158.1 million for the fourth quarter of 2010, up 16% compared to $135.7 million for the prior-year period. Operating income was $5.4 million and net income was $4.0 million, or $0.14 per diluted share, for the fourth quarter of 2010. Diluted shares outstanding for the quarter were 28.2 million.
Revenues for the quarter compared to the prior-year period increased by approximately $22.3 million, due primarily to the increase in the global construction market. Excluding restructuring and impairment charges, operating income for the fourth quarter of 2010 was $5.5 million compared to an operating loss of ($2.6) million for the prior-year period, an increase of approximately $8.1 million on $22.3 million of incremental revenues. Net income for the quarter ended December 31, 2010, was $4.0 million, or $0.14 per diluted share, compared to a net loss of ($23.7) million, or ($1.08) per diluted share, in the prior-year period. Included in the Company’s results for the fourth quarter of 2010 is other income of $1.0 million compared to $3.9 million for the same period in 2009, primarily related to the mark to market of its foreign currency contracts.
“Our revenues for the fourth quarter of 2010 were the highest levels we have seen since the fourth quarter of 2008, offering further evidence of our end market recovery and new business achievements,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group. “Despite an expected reduction in our military business this past quarter, we continue to see upward movement in our other key end markets such as heavy-duty truck and construction. These trends, along with our recent acquisition of Bostrom Seating, are positive signs of our flexibility and financial strength as we move forward,” added Mr. Dunn.
Revenues for the year ended December 31, 2010, were $597.8 million, an increase of $139.2 million, or 30%, compared to the prior-year period, due primarily to the increase in both the North American Class 8 heavy-duty truck market and global construction market, along with improvements in the general global economic conditions in many of the Company’s key end markets. Excluding restructuring and impairment charges, operating income for the twelve-month period ended December 31, 2010, improved to $18.4 million compared to an operating loss of ($38.6) million for the prior year. This increase in operating income represents an improvement of $57.0 million compared to the prior-year period on $139.2 million of incremental revenues. Net income for the twelve-month period ended December 31,
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2010, was $6.5 million, or $0.24 per diluted share, compared to a net loss of ($81.5) million, or ($3.74) per diluted share, in the prior year.
Net debt (calculated as total debt less $42.6 million in cash) was $122.4 million at December 31, 2010, as compared to $153.1 million at December 31, 2009. The Company did not have any outstanding borrowings under its asset-based revolver at December 31, 2010 and, as a result, was not subject to any financial maintenance covenants as of December 31, 2010. The Company does not expect to trigger the requirement to comply with financial maintenance covenants in 2011.
“Year-over-year, our results continue to show the positive impact of the cost and realignment initiatives we have taken over the past two years. Sequentially, our fourth quarter of 2010 was impacted by the expected reduction in military revenues of approximately $4.0 million compared to the third quarter, which was offset by favorable gains in our heavy-duty truck and construction markets,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group. “Also included in our fourth quarter 2010 results were $0.2 million of expense related to our recently announced Bostrom acquisition and $0.6 million of expense related to new product initiatives and future programs. While these expenses impact us in the short term, they are obviously important for our continued growth and strategic objectives,” added Mr. Utrup.
A conference call to discuss the contents of this press release is scheduled for Thursday, February 17, 2010, at 10:00 a.m. ET. To participate, dial (888) 679-8034 using access code 43778413. You can pre-register for the conference call and receive your pin number at:
https://www.theconferencingservice.com/prereg/key.process?key=P6PYTJCXC
This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.
A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 19355203.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to the Company’s financial covenant compliance, new product initiatives and future programs, the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves;
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(ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; and (viii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2009. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$158,073	$135,725	$597,779	$458,569
COST OF REVENUES	137,788	125,342	522,982	448,912

Gross Profit	20,285	10,383	74,797	9,657
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	14,699	12,867	56,111	47,874
AMORTIZATION EXPENSE	60	97	240	389
INTANGIBLE ASSET IMPAIRMENT	—	23,135	—	30,135
LONG-LIVED ASSET IMPAIRMENT	—	13,827	—	17,272
RESTRUCTURING COSTS	158	1,704	1,730	3,651

Operating Income (Loss)	5,368	(41,247)	16,716	(89,664)
OTHER INCOME	(979)	(3,933)	(4,780)	(11,119)
INTEREST EXPENSE	3,995	3,834	16,834	15,133
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	—	1,254
LOSS ON DEBT MODIFICATION	—	—	—	2,902

Income (Loss) Before Benefit for Income Taxes	2,352	(41,148)	4,662	(97,834)
BENEFIT FOR INCOME TAXES	(1,624)	(17,412)	(1,825)	(16,299)

Net Income (Loss)	$3,976	$(23,736)	$6,487	$(81,535)

INCOME (LOSS) PER COMMON SHARE:
Basic	$0.14	$(1.08)	$0.25	$(3.74)

Diluted	$0.14	$(1.08)	$0.24	$(3.74)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,660	21,996	26,247	21,811

Diluted	28,210	21,996	26,994	21,811

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2010	2009
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$42,591	$9,524
Accounts receivable, net	91,101	74,063
Inventories, net	66,622	58,051
Other current assets	11,109	26,781

Total current assets	211,423	168,419

PROPERTY, PLANT AND EQUIPMENT, net	59,321	62,315
INTANGIBLE ASSETS, net	3,848	4,087
OTHER ASSETS, net	11,615	15,688

TOTAL ASSETS	$286,207	$250,509

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$61,216	$59,657
Accrued liabilities, other	34,130	32,977

Total current liabilities	95,346	92,634

LONG-TERM DEBT, net of current maturities	164,987	162,644
PENSION AND OTHER POST-RETIREMENT BENEFITS	23,343	26,915
OTHER LONG-TERM LIABILITIES	2,643	6,081

Total liabilities	286,319	288,274

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 27,756,759 and 22,070,531 shares issued and outstanding	280	221
Treasury stock purchased from employees; 285,208 shares	(2,851)	(1,090)
Additional paid-in capital	215,491	186,291
Retained loss	(193,359)	(199,846)
Accumulated other comprehensive loss	(19,673)	(23,341)

Total stockholders’ deficit	(112)	(37,765)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$286,207	$250,509

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